UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of earliest event reported: April 15, 2003

SAGENT TECHNOLOGY, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-25315	94-3225290
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 W. El Camino Real, Suite 300

Mountain View, CA 94040

(Address, including zip code, of principal executive offices)

(650) 815-3100

(Registrant’s telephone number, including area code)

Item 5.    Other Events.

On April 15, 2003, Sagent Technology, Inc. (“Sagent”) and Group 1 Software, Inc. (“Group 1”) entered into a bridge loan secured by substantially all of the assets of Sagent (the “Bridge Loan”). The Bridge Loan is evidenced by a Secured Promissory Note in the principal amount of $5 million, a Note Purchase Agreement, a Security Agreement and a Pledge Agreement (the “Bridge Loan Documents”). The summary of the transaction below is qualified in its entirety by reference to the Bridge Loan Documents, which are attached as exhibits hereto and are incorporated herein by reference.

Concurrent with the signing of the Bridge Loan Documents, Group 1 and Sagent entered into an Asset Purchase Agreement, as described more fully in and filed as an exhibit to a Form 8-K filed by Sagent on April 16, 2003. Subject to the terms and conditions of the Asset Purchase Agreement, Group 1 will pay up to $17 million to Sagent in exchange for substantially all of the assets of Sagent. The purchase price of $17 million is payable through the cancellation of the Bridge Loan, with the remainder to be paid in cash. In the event the Asset Purchase Agreement is not approved by Group 1 or the stockholders of Sagent, or the conditions to closing are otherwise not met, Sagent will be responsible to repay the Bridge Loan by the earlier of July 31, 2003, a Change of Control or upon acceleration after the occurrence of an Event of Default (as both terms are defined in the Secured Promissory Note).

Sagent used approximately $3.1 million of the Bridge Loan proceeds to pay amounts owed by CDC Software Corporation under a settlement agreement. Under the terms of the Note Purchase Agreement, Group 1 has agreed to lend Sagent an additional $2 million (if certain conditions precedent are satisfied) within 3 business days after the, and subject, to approval of the Asset Purchase Agreement by the board of directors of Group 1, which approval is also subject to the satisfactory completion by Group 1 of its due diligence review of Sagent.

Interest on the Secured Promissory Note is due on June 30, 2002 and at maturity. Sagent may prepay the note by paying 120% of the outstanding principal amount plus accrued and unpaid interest and other amounts due. The Secured Promissory Note includes affirmative and negative covenants regarding Sagent and its conduct of business including, without limitation, on incurring indebtedness, granting liens, paying dividends and transferring assets to foreign subsidiaries. Section 7 of the Secured Promissory Note also describes Events of Default, the occurrence and continuance of which allow Group 1 to declare all outstanding obligations of Sagent to Group 1 to be immediately due and payable with acceleration being automatic in the event of certain bankruptcy and insolvency events. Events of Default include Sagent’s loss of certain key employees, Sagent acknowledging in writing with the Securities and Exchange Commission a material diminution in the value of Sagent’s intellectual property, Sagent’s failure to comply with the covenants (subject to applicable grace periods) or to pay amounts owing under the Secured Promissory Note (subject to grace periods for payments other than principal and interest), and bankruptcy and insolvency events, and other defaults under certain indebtedness. The Note Purchase Agreement also grants Group 1 certain board and information rights.

Item 7.    Financial Statements and Exhibits.

(a)  Not applicable.

(b)  Not applicable.

(c)  Exhibits.

10.1	Note Purchase Agreement between Sagent Technology, Inc. and Group 1 Software, Inc. dated April 15, 2003.

10.2	Secured Promissory Note for the principal amount of $5 million payable by Sagent Technology, Inc. and to Group 1 Software, Inc. dated April 15, 2003.

10.3	Security Agreement between Sagent Technology, Inc. and Group 1 Software, Inc. dated April 15, 2003.

10.4	Pledge Agreement between Sagent Technology, Inc. and Group 1 Software, Inc. dated April 15, 2003.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAGENT TECHNOLOGY, INC.,
a Delaware corporation

Dated: April 18, 2003	By:	/s/ ANDRES BOISVERT
Andres Boisvert Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Note Purchase Agreement between Sagent Technology, Inc. and Group 1 Software, Inc. dated April 15, 2003.

10.2	Secured Promissory Note for the principal amount of $5 million payable by Sagent Technology, Inc. and to Group 1 Software, Inc. dated April 15, 2003.

10.3	Security Agreement between Sagent Technology, Inc. and Group 1 Software, Inc. dated April 15, 2003.

10.4	Pledge Agreement between Sagent Technology, Inc. and Group 1 Software, Inc. dated April 15, 2003.

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